UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2014

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Appointment of New Chief Financial Officer

Advaxis, Inc. (the “Company”) announced that the Company’s board of directors appointed Sara Bonstein, age 33, to serve as the Company’s Chief Financial Officer, effective as of March 24, 2014.

Ms. Bonstein has a decade of financial leadership experience in the biopharmaceutical industry, including preclinical and clinical development, manufacturing, quality, regulatory and medical affairs, sales, and marketing. Ms. Bonstein joined the Company from Eli Lilly & Company (“Eli Lilly”) where she was a Six Sigma Champion & Black Belt, leading multiple projects relating to clinical research, project management, finance, manufacturing and commercial sales. Prior to her Six Sigma role, Ms. Bonstein was the Director of Finance at ImClone Systems Incorporated (which was acquired by Eli Lilly in 2008), where she led all budget and forecast activities for preclinical, clinical and manufacturing research and development, spanning over ten monoclonal antibody cancer therapeutics, including ERBITUX®. Prior to joining ImClone, Ms. Bonstein was a financial analyst at Johnson & Johnson in both the Ortho McNeil Pharmaceuticals and Ortho Biotech Divisions of the company.

On March 24, 2014, the Company and Ms. Bonstein entered into an employment agreement (the “Employment Agreement”) that provides for Ms. Bonstein’s appointment as Chief Financial Officer, which took effect as of such date.

The Employment Agreement provides for an initial term of one year, after which it will be automatically renewed for one year periods unless otherwise terminated by either party upon ninety (90) days written notice prior the expiration of the applicable term. Ms. Bonstein is entitled to a base salary of $225,000 per year (plus annual cost-of-living adjustments), which salary will be reviewed on an annual basis by the Company’s Chief Executive Officer and Compensation Committee.

Ms. Bonstein voluntarily agreed to utilize a percentage of her base salary for stock compensation. Ms. Bonstein will receive ninety-two and one-half percent (92.5%) of her base salary in the form of cash and seven and one-half percent (7.5%) of her base salary in the form of common stock of the Company, to the extent sufficient shares of common stock are available under the Company's 2011 Omnibus Incentive Plan. The Employment Agreement contains provision with respect to bonus and equity participation which is consistent with the terms of the Company's employment agreements with its other executive officers, as well as other customary covenants regarding non-solicitation, non-compete, confidentiality and works for hire.

Resignation of Mark Rosenblum

On March 24, 2014, the “Company announced that Mark J. Rosenblum, Senior Vice President, Chief Financial Officer and Secretary of the Company, has resigned, effective immediately. In connection with Mr. Rosenblum’s resignation, the Company and Mr. Rosenblum entered into a separation agreement (the “Separation Agreement”) effective as of March 24, 2014. The Separation Agreement provides for severance benefits of, among other things one year’s salary of $275,000 payable in equal bi-weekly payments over a period of twelve (12) months as well as accelerated vesting of Mr. Rosenblum’s stock and option awards.

Item 7.01	Regulation FD Disclosure.

On March 24, 2014, the Company issued a press release announcing that Mr. Rosenblum will be leaving the Company and that Ms. Bonstein will be serving as the Company’s Chief Financial Officer. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Exhibit No.	Description

99.1	Press Release dated March 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Daniel J. O’Connor
	Name:	Daniel J. O’Connor
	Title:	Chief Executive Officer

Date: March 24, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on March 24, 2014.